Exhibit 99.1

Global Partners Reports First-Quarter 2018 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 9, 2018--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2018.

“Our financial results in Q1 2018 were in line with our expectations,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Gasoline Distribution and Station Operations segment product margin was up $7.6 million from the same period last year, reflecting, in part, the successful integration of Honey Farms.”

For the first quarter of 2018, net income attributable to the Partnership was $59.0 million, or $1.73 per diluted limited partner unit; earnings before interest, taxes, depreciation and amortization (EBITDA) was $105.7 million; and distributable cash flow (DCF) was $79.7 million.

Financial results for the first quarter of 2018 include a one-time gain of $52.6 million associated with the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit and a $1.9 million net loss on sale and disposition of assets.

Excluding the net loss on sale and disposition of assets, Adjusted EBITDA in the first quarter of 2018 was $107.6 million and DCF would have been $81.6 million. Adjusted EBITDA and DCF were both positively affected by the $52.6 million gain.

Gross profit in the first quarter of 2018 was $144.3 million compared with $140.0 million in the first quarter of 2017. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $166.1 million in the first quarter of 2018 compared with $162.4 million in the first quarter of 2017.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2018 and 2017.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $113.6 million in the first quarter of 2018, an increase of $7.6 million compared with the first quarter of 2017, primarily reflecting the acquisition of Honey Farms in October 2017 as well as higher fuel volumes and fuel margins.

Wholesale segment product margin was $47.1 million in the first quarter of 2018 compared with $52.1 million in the first quarter of 2017. The decrease was due primarily to less favorable market conditions in distillates, partly offset by more favorable market conditions in gasoline blendstocks. Crude oil product margin in the first quarter of 2018 was $5.1 million versus $6.9 million in the first quarter of 2017, due in part to lower sales volume.

Commercial segment product margin was $5.2 million in the first quarter of 2018 compared with $4.2 million in the same period of 2017, in part due to colder temperatures early in the first quarter of 2018.

Sales in the first quarter of 2018 were $2.8 billion compared with $2.3 billion in the first quarter of 2017. GDSO segment sales were $979.9 million in the first quarter of 2018 compared with $843.2 million in the first quarter of 2017. Wholesale segment sales were $1.5 billion in the first quarter of 2018 compared with $1.2 billion in the first quarter of 2017. Commercial segment sales were $269.2 million in the first quarter of 2018 compared with $201.8 million in the first quarter of 2017.

Volume in the first quarter of 2018 was 1.4 billion gallons compared with 1.3 billion gallons in the same period of 2017. GDSO volume was 378.3 million gallons in the first quarter of 2018 compared with 366.1 million gallons in the same period of 2017. Wholesale segment volume was 864.4 million gallons in the first quarter of 2018 compared with 778.3 million gallons in the first quarter of 2017. Commercial segment volume was 144.2 million gallons in the first quarter of 2018 compared with 131.5 million gallons in the same period of 2017.

Recent Highlights

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from January 1 to March 31, 2018. The distribution will be paid on May 15, 2018 to unitholders of record as of the close of business on May 10, 2018.

Business Outlook

“We are pleased with the performance of our terminal portfolio and retail locations and continue to pursue accretive opportunities and drive additional volume through our facilities,” Slifka said.

For full-year 2018, Global continues to expect to generate EBITDA of $180 million to $210 million, which guidance excludes any gain or loss on the sale and disposition of assets, and any goodwill and long-lived asset impairment charges. EBITDA guidance for 2018 also excludes the recognition in the first quarter of 2018 of a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to the Volumetric Ethanol Excise Tax Credit, which tax credit program expired in 2011. Based upon the significant passage of time from that 2011 date, including underlying statutes of limitation, as of January 31, 2018 the Partnership determined that the liability was no longer required. This recognition of one-time income did not impact cash flows from operations for the three months ended March 31, 2018 and will not impact cash flows from operations for the year ending December 31, 2018.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2018 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2018 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and propane, and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the Partnership’s partnership agreement determines its ability to make cash distributions on incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain or support an increase in quarterly cash distribution. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners is a midstream logistics and marketing master limited partnership that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. With approximately 1,500 locations, primarily in the Northeast, Global is one of the largest regional independent owners, suppliers and operators of gasoline stations and convenience stores. Global is also one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is also engaged in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Sales	$2,802,891	$2,270,784
Cost of sales	2,658,561	2,130,757
Gross profit	144,330	140,027

Costs and operating expenses:
Selling, general and administrative expenses	39,366	36,787
Operating expenses	74,049	67,213
Gain on trustee taxes	(52,627)	-
Amortization expense	2,468	2,261
Net loss (gain) on sale and disposition of assets	1,867	(11,862)
Total costs and operating expenses	65,123	94,399

Operating income	79,207	45,628

Interest expense	(21,445)	(23,287)

Income before income tax benefit	57,762	22,341

Income tax benefit	913	164

Net income	58,675	22,505

Net loss attributable to noncontrolling interest	367	441

Net income attributable to Global Partners LP	59,042	22,946

Less: General partner's interest in net income, including incentive distribution rights	396	154

Limited partners' interest in net income	$58,646	$22,792

Basic net income per limited partner unit (1)	$1.74	$0.68

Diluted net income per limited partner unit (1)	$1.73	$0.68

Basic weighted average limited partner units outstanding	33,652	33,554

Diluted weighted average limited partner units outstanding	33,802	33,610

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$11,693	$14,858
Accounts receivable, net	417,657	417,263
Accounts receivable - affiliates	3,691	3,773
Inventories	392,950	350,743
Brokerage margin deposits	14,291	9,681
Derivative assets	9,823	3,840
Prepaid expenses and other current assets	86,075	77,977
Total current assets	936,180	878,135

Property and equipment, net	1,019,513	1,036,667
Intangible assets, net	53,968	56,545
Goodwill	312,258	312,401
Other assets	33,265	36,421

Total assets	$2,355,184	$2,320,169

Liabilities and partners' equity
Current liabilities:
Accounts payable	$271,798	$313,412
Working capital revolving credit facility - current portion	251,700	126,700
Environmental liabilities - current portion	5,006	5,009
Trustee taxes payable	37,960	110,321
Accrued expenses and other current liabilities	83,678	99,507
Derivative liabilities	12,498	13,708
Total current liabilities	662,640	668,657

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	196,000	196,000
Senior notes	662,444	661,774
Environmental liabilities - less current portion	51,514	52,968
Financing obligations	150,283	150,334
Deferred tax liabilities	38,948	40,105
Other long-term liabilities	54,961	56,013
Total liabilities	1,916,790	1,925,851

Partners' equity
Global Partners LP equity	435,396	390,953
Noncontrolling interest	2,998	3,365
Total partners' equity	438,394	394,318

Total liabilities and partners' equity	$2,355,184	$2,320,169

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2018	2017
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$25,387	$15,385
Crude oil	5,073	6,892
Other oils and related products	16,687	29,873
Total	47,147	52,150
Gasoline Distribution and Station Operations segment:
Gasoline distribution	70,145	67,155
Station operations	43,534	38,895
Total	113,679	106,050
Commercial segment	5,237	4,189
Combined product margin	166,063	162,389
Depreciation allocated to cost of sales	(21,733)	(22,362)
Gross profit	$144,330	$140,027

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$58,675	$22,505
Net loss attributable to noncontrolling interest	367	441
Net income attributable to Global Partners LP	59,042	22,946
Depreciation and amortization, excluding the impact of noncontrolling interest	26,119	25,851
Interest expense, excluding the impact of noncontrolling interest	21,445	23,287
Income tax benefit	(913)	(164)
EBITDA	105,693	71,920
Net loss (gain) on sale and disposition of assets	1,867	(11,862)
Adjusted EBITDA (1)	$107,560	$60,058

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(103,714)	$121,893
Net changes in operating assets and liabilities and certain non-cash items	188,871	(73,024)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	4	(72)
Interest expense, excluding the impact of noncontrolling interest	21,445	23,287
Income tax benefit	(913)	(164)
EBITDA	105,693	71,920
Net loss (gain) on sale and disposition of assets	1,867	(11,862)
Adjusted EBITDA (1)	$107,560	$60,058

Reconciliation of net income to distributable cash flow
Net income	$58,675	$22,505
Net loss attributable to noncontrolling interest	367	441
Net income attributable to Global Partners LP	59,042	22,946
Depreciation and amortization, excluding the impact of noncontrolling interest	26,119	25,851
Amortization of deferred financing fees and senior notes discount	1,713	1,891
Amortization of routine bank refinancing fees	(1,022)	(1,167)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(6,082)	(5,347)
Distributable cash flow (2)(3)	$79,770	$44,174

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(103,714)	$121,893
Net changes in operating assets and liabilities and certain non-cash items	188,871	(73,024)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	4	(72)
Amortization of deferred financing fees and senior notes discount	1,713	1,891
Amortization of routine bank refinancing fees	(1,022)	(1,167)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(6,082)	(5,347)
Distributable cash flow (2)(3)	$79,770	$44,174

(1) Adjusted EBITDA for the three months ended March 31, 2018 includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow includes a net loss on sale and disposition of assets of $1.9 million and $2.3 million for the three months ended March 31, 2018 and 2017, respectively. Excluding the loss on sale and disposition of assets, distributable cash flow would have been $81.6 million and $46.5 million for the three months ended March 31, 2018 and 2017, respectively. For the three months ended March 31, 2018, distributable cash flow also includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit. For the three months ended March 31, 2017, distributable cash flow also includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary